NEWS RELEASE
Five Below, Inc. Announces Second Quarter Fiscal 2022 Financial Results
PHILADELPHIA, PA – (August 31, 2022) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the second quarter and for the year to date period ended July 30, 2022.

For the second quarter ended July 30, 2022:
•Net sales increased by 3.5% to $668.9 million from $646.6 million in the second quarter of fiscal 2021; comparable sales decreased by 5.8% versus the second quarter of fiscal 2021.
•The Company opened 27 new stores and ended the quarter with 1,252 stores in 40 states. This represents an increase in stores of 11.7% from the end of the second quarter of fiscal 2021.
•Operating income was $56.0 million compared to $86.2 million in the second quarter of fiscal 2021.
•The effective tax rate was 26.3% compared to 23.8% in the second quarter of fiscal 2021.
•Net income was $41.3 million compared to $64.8 million in the second quarter of fiscal 2021.
•Diluted income per common share was $0.74 compared to $1.15 in the second quarter of fiscal 2021. The second quarter of fiscal 2021 included a $0.01 benefit from share-based accounting.

Joel Anderson, President and CEO of Five Below, stated, “We delivered earnings per share within our guidance range despite lower than expected sales, which we believe were largely driven by the impact of accelerated inflation on our customers’ purchasing behavior during the quarter. We have revised our guidance for the year to reflect our year-to-date performance and updated second half outlook.”

Mr. Anderson added, “We remain focused on our long-term opportunities and Triple-Double goals, including opening 1,000 new stores over the next several years and converting the majority of our chain to the Five Beyond concept. New stores remain our growth driver and we are excited to open approximately 160 new stores this year while preparing to open a record 200-plus stores next year. We will continue to provide our customers an amazing shopping experience with fresh, new WOW products at extreme value, which we believe becomes even more important during the holidays.”

For the year to date period ended July 30, 2022:
•Net sales increased by 5.2% to $1,308.5 million from $1,244.4 million in the year to date period of fiscal 2021; comparable sales decreased by 4.8% versus the year to date period of fiscal 2021.
•The Company opened 62 new stores compared to 101 net new stores in the year to date period of fiscal 2021.
•Operating income was $98.3 million compared to $149.9 million in the year to date period of fiscal 2021.
•The effective tax rate was 24.6% compared to 22.6% in the year to date period of fiscal 2021.
•Net income was $74.1 million compared to $114.4 million in the year to date period of fiscal 2021.
•Diluted income per common share was $1.33 compared to $2.03 in the year to date period of fiscal 2021. The benefit from share-based accounting was approximately $0.02 in the year to date period of fiscal 2022 compared to $0.05 in the year to date period of fiscal 2021.
•The Company repurchased 247,132 shares in the year to date period of fiscal 2022 at a cost of approximately $40.0 million.

Third Quarter and Fiscal 2022 Outlook:
The Company expects the following results for the third quarter and full year fiscal 2022:

For the third quarter of Fiscal 2022:
•Net sales are expected to be in the range of $600 million to $619 million based on opening approximately 45 new stores and assuming an approximate 7% to 9% decrease in comparable sales.
•Net income is expected to be in the range of $4 million to $11 million.
•Diluted income per common share is expected to be in the range of $0.08 to $0.19 on approximately 55.8 million diluted weighted average shares outstanding.

For the full year of Fiscal 2022:
•Net sales are expected to be in the range of $2.97 billion to $3.02 billion based on opening approximately 160 new stores and assuming an approximate 3% to 5% decrease in comparable sales.
•Net income is expected to be in the range of $238 million to $255 million.
•Diluted income per common share is expected to be in the range of $4.26 to $4.56 on approximately 55.8 million diluted weighted average shares outstanding.
•Gross capital expenditures are expected to be approximately $235 million in fiscal 2022.

Conference Call Information:
A conference call to discuss the financial results for the second quarter of fiscal 2022 is scheduled for today, August 31, 2022, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 8086739. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 pandemic (including closures of our stores, adverse impacts on our sales and operations, future impairment charges and the risk of global recession, and the impact of government regulation), risks related to disruption to the global supply chain, risks related to the Company's strategy and expansion plans, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to the inability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond offering, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,200 stores in 40 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, Twitter and Facebook @FiveBelow.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations & Treasury
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	July 30, 2022	January 29, 2022	July 31, 2021
Assets
Current assets:
Cash and cash equivalents	$155,101	$64,973	$126,195
Short-term investment securities	117,315	277,141	286,929
Inventories	569,201	455,104	347,302
Prepaid income taxes and tax receivable	14,371	11,325	9,410
Prepaid expenses and other current assets	107,771	96,196	69,504
Total current assets	963,759	904,739	839,340
Property and equipment, net	842,002	777,497	677,183
Operating lease assets	1,267,316	1,151,395	1,086,386
Long-term investment securities	—	37,717	1,104
Other assets	13,149	9,112	18,921
	$3,086,226	$2,880,460	$2,622,934

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	266,114	196,461	167,704
Income taxes payable	—	28,096	931
Accrued salaries and wages	19,983	53,539	41,654
Other accrued expenses	159,976	145,268	141,520
Operating lease liabilities	184,450	163,537	150,041
Total current liabilities	630,523	586,901	501,850
Other long-term liabilities	4,077	1,663	1,291
Long-term operating lease liabilities	1,247,631	1,135,456	1,081,555
Deferred income taxes	41,414	36,156	35,778
Total liabilities	1,923,645	1,760,176	1,620,474
Shareholders’ equity:
Common stock	555	556	560
Additional paid-in capital	248,902	280,666	327,211
Retained earnings	913,124	839,062	674,689
Total shareholders’ equity	1,162,581	1,120,284	1,002,460
	$3,086,226	$2,880,460	$2,622,934

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net sales	$668,927	$646,554	$1,308,523	$1,244,377
Cost of goods sold	440,418	416,235	873,237	813,189
Gross profit	228,509	230,319	435,286	431,188
Selling, general and administrative expenses	172,498	144,151	336,946	281,333
Operating income	56,011	86,168	98,340	149,855
Interest income (expense) and other income (expense), net	95	(1,071)	(142)	(2,048)
Income before income taxes	56,106	85,097	98,198	147,807
Income tax expense	14,762	20,256	24,136	33,370
Net income	$41,344	$64,841	$74,062	$114,437
Basic income per common share	$0.74	$1.16	$1.33	$2.04
Diluted income per common share	$0.74	$1.15	$1.33	$2.03
Weighted average shares outstanding:
Basic shares	55,498,471	56,007,970	55,572,425	55,989,399
Diluted shares	55,646,039	56,299,491	55,739,752	56,287,095

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021
Operating activities:
Net income	$74,062	$114,437
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,120	39,480
Share-based compensation expense	12,139	12,353
Deferred income tax expense	5,258	6,867
Other non-cash expenses	281	354
Changes in operating assets and liabilities:
Inventories	(114,097)	(66,035)
Prepaid income taxes and tax receivable	(3,046)	(3,060)
Prepaid expenses and other assets	(15,967)	(9,050)
Accounts payable	64,908	29,616
Income taxes payable	(28,096)	(1,094)
Accrued salaries and wages	(33,556)	(1,791)
Operating leases	17,167	10,743
Other accrued expenses	17,984	15,987
Net cash provided by operating activities	46,157	148,807
Investing activities:
Purchases of investment securities and other investments	(21,848)	(251,447)
Sales, maturities, and redemptions of investment securities	219,391	100,842
Capital expenditures	(109,710)	(134,614)
Net cash provided by (used in) investing activities	87,833	(285,219)
Financing activities:
Net proceeds from issuance of common stock	464	443
Repurchase and retirement of common stock	(40,007)	—
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	102	359
Common shares withheld for taxes	(4,421)	(6,978)
Net cash used in financing activities	(43,862)	(6,176)
Net increase (decrease) in cash and cash equivalents	90,128	(142,588)
Cash and cash equivalents at beginning of period	64,973	268,783
Cash and cash equivalents at end of period	$155,101	$126,195